UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016 (June 20, 2016)

Energy Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577

(Address if Principal Executive Offices)(Zip Code)

510-483-7370

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Appointment of General Counsel

The Board of Directors of Energy Recovery, Inc. (the "Company") has approved the appointment of Mr. William Yeung as General Counsel of the Company effective June 20, 2016.

Mr. Yeung is an experienced attorney with over 16 years of experience advising public and private companies. Prior to joining the Company, Mr. Yeung served as the General Counsel and Secretary of SharesPost, Inc., a boutique financial services firm based in San Francisco. Mr. Yeung also served as the Associate General Counsel of Thomas Weisel Partners Group, Inc., and was the co-founder and General Counsel for Socialutions, Inc. In addition, Mr. Yeung was an attorney at Cleary, Gottlieb, Steen & Hamilton in New York and Morrison & Foerster in San Francisco. Mr. Yeung received his J.D. from New York University School of Law and his B.A. from Boston College.

As General Counsel, Mr. Yeung will receive an annual base salary of $260,000, standard Company benefits, options to purchase $250,000 of the Company shares, and will also be eligible for an annual bonus in an amount up to 45% of his annual salary based on his achievement of certain performance goals subject to the Company meeting its annual financial targets and other goals. For 2016, Mr. Yeung has been guaranteed a prorated bonus he would have earned at his previous employer to be paid in 2017. Mr. Yeung has been designated as a participant in the Company’s Change of Control Plan, a copy of which is on file with the Securities and Exchange Commission. He will also be eligible for certain severance benefits if he is terminated without cause other than in connection with a Change in Control.

There are no family relationships between Mr. Yeung. and any of the officers or directors of the Company. There are no related party transactions with Mr. Yeung that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibits
99.1	Offer Letter to Mr. William Yeung

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	June 22, 2016	/s/ Chris Gannon
Chris Gannon
(Chief Financial Officer)